EXHIBIT 10


May 30, 2003


Ms. Susan Goldy



Dear Susan:

This letter will confirm our offer for the position of Vice President, General Counsel & Corporate Secretary. In this position you will report directly to Robert Davies, Chief Executive Officer.

As discussed, we are offering an attractive package of both direct and indirect benefits. Some of the major highlights of our employment offer are detailed below:

|X| Your starting base salary will be $10,833.33 semi-monthly ($260,000 annually).

|X| You will receive a one-time sign-on bonus of $15,000 (taxable), which you will receive within 30 days of your first day of employment.

|X| Vacation Entitlement -You will receive ten vacation days and two personal days in 2003. For 2004 you will receive four weeks vacation and two personal days.

|X| You will be eligible for a non pro-rated salary increase effective 1/1/04.

|X| You will participate in the Church & Dwight Incentive Compensation Program with a target bonus of 45% (range of 0 - 90%) of base salary earned during the year. Your first award will be due in February 2004. Your 2003 award will be no less than 45% of base salary earned in 2003.

|X| You will participate in the Company's Stock Option plan. Options are annually distributed in the June time frame and you will receive your 2003 grant upon hire. In the grant, you will receive stock options based on a formula equal to the one used to determine the option grant for other employees at your level. In addition, you will receive 10,000 stock options with an exercise price equal to the average of the high and low on your start date.

|X| You will be eligible for relocation assistance in accordance to Company policy. More details are available in the attached executive relocation policy. Please call me if you have further questions.

|X| You will participate in Church & Dwight's comprehensive health, welfare and retirement programs. Jane Simpson of the Human Resources Department will be contacting you to schedule a full benefits orientation shortly after your start date. In the interim, the attached "Summary of Benefits" should provide a helpful outline of our benefits programs. Your benefits become active on the first day of the month following 25 days of active employment.

                                                                   Susan Goldy
                                                                  May 30, 2003
                                                                        Page 2


This offer is contingent upon the satisfactory completion of reference checking and drug screening, as well as verification of your eligibility to work in the United States (I-9). Your employment with Church & Dwight Co., Inc. is employment-at-will and both the employer and the employee are free to terminate the employment relationship at any time, with or without prior notice and with or without cause.

Please sign one copy of this letter, complete the enclosed documents and return them to the Human Resources Department as soon as possible. Please fill out only the top portion of the I-9 form and be sure to bring it with you on your start date along with the appropriate identification required to complete the form (see back of form). Please report to the Human Resources Department at 8:30 a.m. on your start date.

Martin Hayes of the Human Resources Department will arrange for a drug-screening test at a facility located in your area. Please call Martin at (609) 279-7313 with your social security number and birth date so this test can be scheduled.

Susan, we look forward to your joining Church & Dwight Co., Inc. and believe you will have a successful, rewarding career with us.

Please do not hesitate to contact me with regard to the specifics of this offer and/or related benefit programs.

Sincerely,


/s/ Steven P. Cugine

Steven P. Cugine
Vice President, Human Resources





Accepted by:  /s/ Susan Goldy                           6-16-03
             -------------------------------     --------------------------
                     Susan Goldy                           Date



Enclosures